UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 19, 2012

(Date of Earliest Event Reported)

BEESFREE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-53212	92-0189305
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2101 Vista Parkway, Suite 122

West Palm Beach, Florida 33411

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 939-4860

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.               Departure of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On June 20, 2012, BeesFree, Inc. (the “Company”) announced that Mario Sforza resigned as President, Chief Executive Officer and a director of the Company and its subsidiaries, effective June 19, 2012. In connection with his resignation, the Company paid Mr. Sforza a one-time cash payment of $21,513.32, representing payment of Mr. Sforza’s salary through the term of his employment agreement with the Company and the reimbursement of expenses.  The Company and Mr. Sforza are in the process of negotiating the final terms of a definitive separation agreement, which shall include, among other things, the foregoing payment. Mr. Sforza’s resignation was not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

(c)          On June 20, 2012, the Company also announced that David W. Todhunter, the Company’s Chief Financial Officer, has been appointed to serve as interim President and Chief Executive Officer of the Company. Mr. Todhunter will continue to maintain his position as Chief Financial Officer at his current level of compensation.

In satisfaction of the disclosure required pursuant to Sections 401(b) and 401(e) of Regulation S-K, “Item 10, Directors, Executive Officers and Corporate Governance” of the Company’s Annual Report on Form 10-K, as amended, filed with the SEC on June 19, 2012, is incorporated by reference herein. With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Todhunter and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Todhunter and the Company that would be required to be reported.

(d)          On June 19, 2012, the Company also announced the appointment of Andrea Festuccia, Ph.D. as a director to fill the vacancy on the Company’s Board of Directors created by Mr. Sforza’s resignation. There are no arrangements or understandings between Dr. Festuccia and any other person pursuant to which Dr. Festuccia was selected as a director. Dr. Festuccia is the husband of Dr. Francesca del Vecchio, our chief scientist and the inventor of the Company’s patent-pending proprietary chemical compound. The Company does not currently have any committees of the Board.

Dr. Festuccia has more than 16 years of extensive international experience in various facets of engineering. He served as Chief Technology Officer of New Generation Biofuels Holdings, Inc. (NGBF.OCTQB) from 2006 until 2011. Currently, he is senior manager of Altran Italia- EILIS Division. He is the Chairman of the Board of Directors of Opt Sensor, a private Italian company dealing with R&D for electronic equipments to measure chemical parameters. He also taught General and Inorganic Chemistry as an Adjunct Professor at the University of "La Tuscia" in Viterbo until 2000. He has served as an external expert for the Department of Chemical Engineering at the University “La Sapienza” of Rome since 2000. Recently he was visiting professor at the Imperial College London. Dr. Festuccia is the author of several scientific publications and the inventor or owner of several patents. He received a degree in chemical engineering and his doctor of philosophy degree in chemical engineering from the University of Rome - “La Sapienza”.

Item 7.01             Regulation FD Disclosure

On June 20, 2012, the Company issued a press release announcing Mr. Sforza’s resignation, the appointment of Mr. Todhunter as interim President and Chief Executive Officer and the appointment of Dr. Festuccia to the Board of Directors.  A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           Financial Statements and Exhibits:

(a)           Financial Statements - Not Applicable
(b)           Pro-Forma Financial Information - Not Applicable
(c)           Shell Company Transactions - Not Applicable
(d)           Exhibits:

99.1         Press Release dated June 20, 2012

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEESFREE, INC.

	By:	./s/ David W. Todhunter
David W. Todhunter
Interim President and Chief Executive Officer

Dated: June 25, 2012

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